EXHIBIT 5

OPINION OF KEATING, MUETHING & KLEKAMP

MARK A. WEISS
DIRECT DIAL: (513) 579-6599
FACSIMILE:   (513) 579-6457
E-MAIL:   MWEISS@KMKLAW.COM

August 22, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        This firm is general counsel to Kendle International Inc. and as such, we are familiar with Kendle’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the amendment of the Kendle 2003 Directors’ Compensation Plan (“Plan”), pursuant to which 25,000 shares of Common Stock may be issued prior to shareholder approval. Based solely upon such examination, we are of the opinion that:

    1.        Kendle is a duly organized and validly existing corporation under the laws of Ohio; and

    2.        Kendle has taken all necessary and required corporate actions in connection with the proposed issuance of 25,000 shares of Common Stock pursuant to the Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Kendle free of any claim of pre-emptive rights.

        We hereby consent to the filing of this opinion as an exhibit to a Registration Statement on Form S-8 with respect to the Common Stock issuable under the Plan and to the references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consult is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly, KEATING, MUETHING & KLEKAMP, P.L.L. BY: /s/ Mark A. Weiss —————————————— Mark A. Weiss